For period ending December 31, 2005							Exhibit 99.77C

File number 811-3504




Submission of Matters to a Vote of Security Holders:

On December 21, 2005, the Funds shareholders elected board members at a special meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.